Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES THIRD QUARTER 2025 RESULTS AND DECLARES FOURTH QUARTER 2025 DIVIDEND

Boston, Massachusetts, November 3, 2025. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“Safety” or the “Company”) today reported third quarter 2025 results.

George M. Murphy, Chairman of the Board of Directors, President and Chief Executive Officer, commented: “For the quarter ended September 30, 2025, our combined ratio improved to 98.9% compared to 100.7% in the same period in the prior year. The year-over-year improvement in combined ratio reflects the impact of our prior year growth in policy counts and rate increases earning into top-line results. Net earned premium increased 12.5% for the quarter ended September 30, 2025, compared to the same period in the prior year, and highlights the impact of our pricing strategy and underwriting discipline during the most recent hard market. We also continue to see favorable results in other revenue lines, which positively impacted earnings per share of $1.91 during 2025. Our profitability, along with increases in the value of our fixed maturity portfolio, increased total shareholders’ equity by $71.1 million and our book value per share improved by 8.2% to $60.40 from $55.83 for the nine months ended September 30, 2025 compared to December 31, 2024.

We continue to generate positive cash flows from operations and have deployed capital strategically to strengthen our investment portfolio and support long-term value creation. Our Board of Directors previously authorized share repurchases up to $200 million of our outstanding common shares, with $44.76 million remaining under that authorization. In alignment with our capital management strategy, we intend to recommence share repurchases. This action reflects our confidence in the durability of our business and our commitment to delivering shareholder value.”

Third Quarter and 2025 Results and Recent Developments

Today, our Board of Directors approved a $0.92 per share quarterly cash dividend on our issued and outstanding common stock payable on December 15, 2025 to shareholders of record at the close of business on December 1, 2025.

Net income for the quarter ended September 30, 2025 was $28.3 million, or $1.91 per diluted share, compared to net income of $25.9 million, or $1.73 per diluted share, for the comparable 2024 period. Net income for the nine months ended September 30, 2025 was $79.1 million, or $5.33 per diluted share, compared to net income of $62.6 million, or $4.24 per diluted share, for the comparable 2024 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended September 30, 2025 was $1.48 per diluted share, compared to $1.10 per diluted share for the comparable 2024 period. Non-GAAP operating income for the nine months ended September 30, 2025 was $4.19 per diluted share compared to $3.21 per diluted share for the comparable 2024 period.

Safety’s book value per share increased to $60.40 at September 30, 2025 from $55.83 at December 31, 2024 resulting from net income and increases in the value of our fixed maturity portfolio, offset by dividends paid. Safety paid $0.92 per share in dividends to investors during the quarter ended September 30, 2025 compared to $0.90 for the comparable 2024 period. Safety paid $3.60 per share in dividends to investors during the year ended December 31, 2024.

Direct written premiums for the quarter ended September 30, 2025 increased by $16.0 million, or 5.0%, to $334.2 million from $318.2 million for the comparable 2024 period. Direct written premiums for the nine months ended September 30, 2025 increased by $78.0 million, or 8.7%, to $979.0 million from $901.0 million for the comparable 2024 period. Net written premiums for the quarter ended September 30, 2025 increased by $16.6 million, or 5.7%, to $309.2 million from $292.6 million for the comparable 2024 period. Net written premiums for the nine months ended September 30, 2025 increased by $65.7 million, or 7.8%, to $903.5 million from $837.8 million for the comparable 2024 period.

The increases in direct written premiums and net written premiums are a result of rate increases. For the nine months ended September 30, 2025, average written premium per policy increased 8.7%, 6.2% and 9.8% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2024.

Net earned premiums for the quarter ended September 30, 2025 increased by $32.3 million, or 12.5%, to $291.0 million from $258.7 million for the comparable 2024 period. Net earned premiums for the nine months ended September 30, 2025 increased by $104.1 million, or 14.0%, to $845.8 million from $741.7 million for the comparable 2024 period. The increase in net earned premium is the result of prior year growth in direct written premiums earning into top-line results.

For the quarter ended September 30, 2025, losses and loss adjustment expenses incurred increased by $22.5 million, or 12.3%, to $205.0 million from $182.5 million for the comparable 2024 period. For the nine months ended September 30, 2025, losses and loss adjustment expenses incurred increased by $65.9 million, or 12.6%, to $589.5 million from $523.6 million for the comparable 2024 period. The increase in losses is driven by our larger policy counts and current market conditions, specifically inflationary impacts on our Private Passenger Automobile book of business.

Loss, expense, and combined ratios calculated for the quarter ended September 30, 2025 were 70.4%, 28.5%, and 98.9%, respectively, compared to 70.6%, 30.1%, and 100.7%, respectively, for the comparable 2024 period. The decrease in loss and expense ratios is driven by the increase in net earned premiums. Loss, expense, and combined ratios calculated for the nine months ended September 30, 2025 were 69.7%, 29.2%, and 98.9%, respectively, compared to 70.6%, 30.2%, and 100.8%, respectively, for the comparable 2024 period.

Total prior year favorable development included in the pre-tax results for the quarter ended September 30, 2025 was $9.7 million compared to $8.6 million for the comparable 2024 period. Total prior year favorable development included pre-tax results for the nine months ended September 30, 2025 was $33.2 million compared to $38.9 million for the comparable 2024 period. Included within prior year development for the nine months ended September 30, 2024 was $8.6 million related to a restructuring of the Massachusetts Property Insurance Underwriting Association.

Net investment income for the quarter ended September 30, 2025 increased by $3.3 million, or 27.2%, to $15.5 million from $12.2 million for the comparable 2024 period. Net investment income for the nine months ended September 30, 2025 increased by $4.9 million, or 11.9%, to $45.8 million from $40.9 million for the comparable 2024 period. The increase is a result of increases in interest rates on our fixed maturity portfolio compared to the prior year. Net effective annualized yield on the investment portfolio was 4.0% for the quarter ended September 30, 2025 compared to 3.4% for the comparable 2024 period. Net effective annualized yield on the investment portfolio was 4.0% for the nine months ended September 30, 2025 compared to 3.9% for the comparable 2024 period. The investment portfolio’s duration on fixed maturities was 3.8 years at September 30, 2025 compared to 3.5 years at December 31, 2024.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures are useful to explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized gains on investments, change in net unrealized gains on equity securities, credit loss benefit (expense) and taxes related thereto. For the quarter ended September 30, 2025, an increase of $6.3 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to an increase of $10.7 million recognized in the comparable 2024 period. For the nine months ended September 30, 2025, an increase of $13.2 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to an increase of $14.9 million recognized in the comparable 2024 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, Safety Northeast Insurance Company, and Safety Northeast Insurance Agency. Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2024 Form 10-K with the SEC on February 27, 2025 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The impact of inflation, changes in tariffs and supply chain delays on loss severity;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;
●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2024 filed with the SEC on February 27, 2025.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,285,926 and $1,181,038, allowance for expected credit losses of $966 and $1,198)	$1,256,620	$1,115,218
Short-term investments, at fair value (cost: $0 and $19,970)	—	19,975
Equity securities, at fair value (cost: $209,944 and $201,258)	243,341	221,422
Other invested assets	152,884	156,444
Total investments	1,652,845	1,513,059
Cash and cash equivalents	56,233	58,974
Accounts receivable, net of allowance for expected credit losses of $878 and $918	333,178	306,465
Receivable for securities sold	1,927	568
Accrued investment income	9,434	7,426
Taxes recoverable	—	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	30,777	26,386
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	141,895	130,792
Ceded unearned premiums	39,716	41,413
Deferred policy acquisition costs	115,735	105,474
Deferred income taxes	4,828	11,200
Equity and deposits in pools	8,772	3,740
Operating lease right-of-use-assets	12,626	15,733
Goodwill	17,093	17,093
Intangible assets	7,019	7,730
Other assets	17,762	24,037
Total assets	$2,449,840	$2,270,090

Liabilities
Losses and loss adjustment expense reserves	$719,812	$671,669
Unearned premium reserves	675,865	619,916
Accounts payable and accrued liabilities	73,122	77,276
Payable for securities purchased	8,623	6,949
Payable to reinsurers	29,053	19,074
Taxes payable	1,185	1,009
Short-term debt	—	30,000
Long-term debt	30,000	—
Operating lease liabilities	12,626	15,733
Total liabilities	1,550,286	1,441,626

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 18,051,631 and 17,995,584 shares issued	181	180
Additional paid-in capital	234,547	230,864
Accumulated other comprehensive loss, net of taxes	(22,389)	(51,047)
Retained earnings	837,508	798,760
Treasury stock, at cost: 3,157,577 shares	(150,293)	(150,293)
Total shareholders’ equity	899,554	828,464
Total liabilities and shareholders’ equity	$2,449,840	$2,270,090

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Net earned premiums	$291,021	$258,657	$845,824	$741,654
Net investment income	15,535	12,210	45,833	40,941
Earnings from partnership investments	2,929	4,345	5,387	8,597
Net realized gains on investments	1,338	1,314	7,732	4,521
Change in net unrealized gains on equity securities	6,310	10,698	13,233	14,880
Credit loss benefit (expense)	487	(158)	232	(337)
Commission income	2,415	1,963	6,795	5,798
Finance and other service income	6,589	6,253	19,361	17,244
Total revenue	326,624	295,282	944,397	833,298

Losses and loss adjustment expenses	204,982	182,489	589,504	523,630
Underwriting, operating and related expenses	83,027	77,868	246,674	224,056
Other expense	1,979	1,896	5,980	5,480
Interest expense	426	124	972	385
Total expenses	290,414	262,377	843,130	753,551

Income before income taxes	36,210	32,905	101,267	79,747
Income tax expense	7,900	7,016	22,124	17,144
Net income	$28,310	$25,889	$79,143	$62,603

Earnings per weighted average common share:
Basic	$1.91	$1.74	$5.35	$4.24
Diluted	$1.91	$1.73	$5.33	$4.24

Cash dividends paid per common share	$0.92	$0.90	$2.72	$2.70

Number of shares used in computing earnings per share:
Basic	14,745,008	14,838,584	14,736,279	14,689,025
Diluted	14,778,416	14,865,211	14,768,558	14,715,494

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$28,310	$25,889	$79,143	$62,603
Exclusions from net income:
Net realized gains on investments	(1,338)	(1,314)	(7,732)	(4,521)
Change in net unrealized gains on equity securities	(6,310)	(10,698)	(13,233)	(14,880)
Credit loss (benefit) expense	(487)	158	(232)	337
Income tax expense	1,708	2,489	4,451	4,003
Non-GAAP operating income	$21,883	$16,524	$62,397	$47,542

Net income per diluted share	$1.91	$1.73	$5.33	$4.24
Exclusions from net income:
Net realized gains on investments	(0.09)	(0.09)	(0.52)	(0.31)
Change in net unrealized gains on equity securities	(0.43)	(0.72)	(0.90)	(1.01)
Credit loss (benefit) expense	(0.03)	0.01	(0.02)	0.02
Income tax expense	0.12	0.17	0.30	0.27
Non-GAAP operating income per diluted share	$1.48	$1.10	$4.19	$3.21

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Written Premiums
Direct	$334,181	$318,182	$978,980	$901,032
Assumed	5,873	5,122	18,353	22,885
Ceded	(30,839)	(30,692)	(93,863)	(86,075)
Net written premiums	$309,215	$292,612	$903,470	$837,842

Earned Premiums
Direct	$318,209	$282,916	$923,929	$800,708
Assumed	5,444	4,719	17,455	21,684
Ceded	(32,632)	(28,978)	(95,560)	(80,738)
Net earned premiums	$291,021	$258,657	$845,824	$741,654